Exhibit 10.19

UNUM GROUP

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN OF 2004

        1.     Establishment of Plan.

        (a)     Purpose. The purpose of the Unum Group Non-Employee Director Compensation Plan of 2004 is to attract, retain and compensate highly-qualified individuals who are not employees of Unum Group or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an opportunity to increase their ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

        (b)     Status of Plan. The Plan is intended to be an unfunded plan.

        (c)     Participation. All active Non-Employee Directors shall be eligible to participate in the Plan; provided, however, that Shares may be issued in settlement of Deferred Share Rights after a Participant ceases to be an active Non-Employee Director, as provided in Section 6.

        2.     Defined Terms. The following terms shall have the following meanings:

        “Annual Retainer” means the annual retainer payable by the Company to a Non-Employee Director for service as a director of the Company, as such amount may be changed from time to time. The term Annual Retainer as used herein shall include the Base Annual Retainer and the Supplemental Annual Retainer, but no other fees.

        “Base Annual Retainer” means the annual retainer paid pursuant to Section 5(a).

        “Board” means the Board of Directors of the Company.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Committee” has the meaning set forth in Section 3 of the Plan.

        “Common Stock” means the common stock, par value $.10 per share, of the Company.

        “Company” means Unum Group, a Delaware corporation.

        “Deferral Period” has the meaning set forth in Section 6(f) of the Plan.

        “Deferral Termination Date” has the meaning set forth in Section 6(e) of the Plan.

        “Deferred Share Right” means a right, granted under Section 6, to receive one share of Common Stock on the Payment Date.

        “Disability” means (i) any medically determinable physical or mental impairment of a Participant that renders the Participant incapable of engaging in any substantial gainful activity and can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months.

        “Distribution” has the meaning set forth in Section 6(f) of the Plan.

        “Effective Date” means the date of the 2004 annual meeting of the Company’s stockholders.

        “Election Form” means a form approved by Executive Compensation pursuant to which a Non-Employee Director may elect to receive some or all of his or her Annual Retainer in the form of Deferred Share Rights and the payment terms for Deferred Share Rights, if applicable.

        “Election Period” means the period designated by Executive Compensation for each Plan Year during which Non-Employee Directors may elect to receive Deferred Share Rights as payment of some or all of their Annual Retainer. The Election Period in respect of each Participant for each Plan Year shall end no later than the close of the Participant’s taxable year next preceding the year in which the first day of such Plan Year occurs. Notwithstanding the foregoing, the Election Period for the Plan Year in which a Participant first becomes eligible to participate in the Plan shall end, with respect to such Participant, no later than the date that is 30 days after such Participant first becomes eligible to participate in the Plan (provided that in no event shall the foregoing be interpreted in a manner that would result in the imposition of taxes or penalties pursuant to Section 409A of the Code); provided, however, that any election made by any Participant under the Plan shall apply only to compensation earned by such Participant in consideration of services rendered after the date on which such election becomes effective.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Executive Compensation” means the Executive Compensation division of the Human Resources Department of the Company.

        “Fair Market Value”, on any date, means (i) if the Common Stock is listed on a securities exchange or traded over the Nasdaq National Market, the average of the high and low market prices reported in The Wall Street Journal at which a Share of Common Stock shall have been sold on such day or on the next preceding trading day if such date was not a trading day or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the Fair Market Value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the committee determines in good faith to be reasonable.

        “Non-Employee Director” means any director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

        “Participant” means any Non-Employee Director who is participating in the Plan or is receiving a post-service distribution of Shares pursuant to Section 6 of the Plan.

        “Payment Date” has the meaning set forth in Section 6(e) of the Plan.

        “Plan” means the Unum Group Non-Employee Director Compensation Plan of 2004, as amended and restated on December [        ], 2008, and as further amended from time to time.

        “Plan Year” means the approximately twelve-month period beginning on the date of the annual meeting of the stockholders of the Company (the “Annual Meeting Date”) in any year and ending on the date of the following annual meeting.

        “Rule 16b-3” means Rule 16b-3, as amended from time to time, of the Securities and Exchange Commission as promulgated under the Exchange Act.

        “Separation from Service” means the termination of the Participant’s service on the Board; provided, however, that if the termination of the Participant’s service on the Board does not constitute a “separation from service” within the meaning of Section 409A of the Code, the Participant’s Separation from Service shall not occur until the date on which the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.

        “Share” means a share of Common Stock.

        “Supplemental Annual Retainer” means the annual retainer paid pursuant to Section 5(b).

        “Unforeseeable Emergency” has the meaning set forth in Section 6(h) of the Plan.

        3.     Administration.   The Plan shall be administered by the Human Capital Committee of the Board (the “Committee”). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive awards under the Plan, the number of Shares subject to any such awards or the time at which any such awards are to be granted. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee. Notwithstanding the foregoing, the Board shall exercise any and all rights, duties and powers of the Committee under the Plan to the extent required by the applicable exemptive conditions of Rule 16b-3, as determined by the Board its sole discretion.

        4.     Shares Subject to Plan.   The Shares issued under the Plan shall not exceed in the aggregate 500,000 Shares of Common Stock. Such Shares may be acquired on the open market or issued out of authorized and unissued Shares or treasury Shares.

        5.     Retainers, Fees and Expenses.

        (a)     Base Annual Retainer.   Each Non-Employee Director shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount and payment schedule of the Base Annual Retainer shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the amount and payment schedule of the Base Annual Retainer at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. Each Participant who first becomes a Non-Employee Director on a date other than an Annual Meeting Date shall be paid a pro rata Base Annual Retainer equal to the Base Annual Retainer for such Plan Year multiplied by a fraction, the numerator of which is the number of full months between the date on which such Participant first becomes a Non-Employee Director and the immediately following Annual Meeting Date, and the denominator of which is 12. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes a Non-Employee Director. Amounts payable pursuant to the Base Annual Retainer, unless deferred in accordance with the terms of Section 6, shall be paid to each Participant on the applicable Annual Meeting Date, and in any event no later than March 15 of the year next following the year in which such amounts are earned.

        (b)     Supplemental Annual Retainer.   Non-Employee Directors shall be paid a Supplemental Annual Retainer for service as chair or co-chair of the Board or of a committee of the Board during a Plan Year. The amount and payment schedule of the Supplemental Annual Retainers shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the amount and payment schedule of the Supplemental Annual Retainers at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. A pro rata Supplemental Annual Retainer will be paid to any Non-Employee Director who becomes the chair or co-chair of the Board or of a committee of the Board on a date other than the Annual Meeting Date equal to the amount of such Supplemental Annual Retainer for such Plan Year multiplied by a fraction, the numerator of which is the number of full months between the date on which such Non-Employee Director becomes the chair or co-chair of the Board or of a committee of the Board and the immediately following Annual Meeting Date, and the denominator of which is 12. Amounts payable pursuant to any Supplemental Annual Retainer shall be paid to each Participant no later than March 15 of the year next following the year in which such amounts are earned.

        (c)     Form of Payment.   Any amount of the Annual Retainer not elected to be received in the form of Deferred Share Rights, as provided in Section 6, shall be paid to the Participant in cash in the amounts and at the time set forth in the Plan.

        (d)     Meeting Fees.   Each Non-Employee Director shall be paid a fee in cash for each meeting of the Board or committee thereof in which he or she participates (each, a “Meeting Fee”). The amount and payment schedule of the Meeting Fee shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the amount and payment schedule of the Meeting Fee at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. Amounts payable pursuant to Meeting Fees shall be paid to each Participant no later than March 15 of the year next following the year in which such amounts are earned.

        (e)      Special Project Fees.   Each Non-Employee Director may be paid a fee in cash for special project work undertaken in his or her capacity as a Non-Employee Director (each, a “Special Project Fee”). The amount and payment schedule of each such Special Project Fee shall be established from time to time by the Board and set forth on Exhibit A hereto. The Board may change the amount and payment schedule of each Special Project Fee at any time by amending Exhibit A, which amendments shall not require stockholder approval or the consent of any Participant. Amounts payable pursuant to any Special Project Fee shall be paid to each Participant no later than March 15 of the year next following the year in which such amounts are earned.

        (f)     Travel Expense Reimbursement.   All Non-Employee Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend up to one event per Plan Year to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed first class rates for domestic travel or business-class rates for international travel. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines. Reimbursement pursuant to this Section 5(f) shall be limited to expenses incurred during the Non-Employee Director’s lifetime. The amount of expenses eligible for reimbursement during any taxable year for any Non-Employee Director shall not affect the amount of expenses eligible for reimbursement pursuant during any other taxable year for such Non-Employee Director. Reimbursement of expenses pursuant to this Section 5(f) shall be made on or before the last day of the Non-Employee Director’s taxable year next following the taxable year in which the expense was incurred. A Non-Employee Director’s right to reimbursement of expenses pursuant to this Section 5(f) shall not be subject to liquidation or exchange for any other benefit.

        6.     Deferred Share Rights.

        (a)     Election to Receive Deferred Share Rights.   A Non-Employee Director may elect to receive up to 100% of his or her Annual Retainer in the form of Deferred Share Rights in accordance with this

Section 6. An election pursuant to this Section 6 in respect of any Plan Year must be made by delivering a valid Election Form to Executive Compensation during the Election Period for such Plan Year.

        (b)     Irrevocable Elections.   Elections pursuant to this Section 6 shall be valid only for one Plan Year. New elections pursuant to this Section 6 must be separately made for each individual Plan Year. Each election pursuant to this Section 6 shall be irrevocable upon the conclusion of the Election Period for the applicable Plan Year. Notwithstanding the foregoing, a Participant may change an irrevocable election made pursuant to this Section 6 by delivering a revised Election Form to Executive Compensation, provided that (i) such change shall not take effect until 12 months after the date on which such revised Election Form becomes effective, (ii) unless the election to be changed is in respect of payment on account of death, Disability, or Unforeseeable Emergency, a payment may not be made pursuant to such revised Election Form change until the date that is five years after the date payment would have been made pursuant to the initial election and (iii) if the election to be changed is in respect of a payment on a designated date or dates pursuant to Section 6(e)(ii), a payment may not be made pursuant to such change until the date that is 12 months after such revised Election Form becomes effective.

        (c)     Time of Grant.   Deferred Share Rights shall be granted to each Non-Employee Director who, during the applicable Election Period, filed with Executive Compensation an Election Form to receive Deferred Share Rights as payment of some or all of such Non-Employee Director’s Annual Retainer in respect of the applicable Plan Year. Such Deferred Share Rights will be granted on the date the Annual Retainer for such Plan Year is otherwise payable (the “Grant Date”).

        (d)     Number of Deferred Share Rights.   The number of Deferred Share Rights granted pursuant to this Section 6 shall be the number of whole Shares equal to (i) the dollar amount of the portion of the Annual Retainer that the Non-Employee Director elects shall be payable in the form of Deferred Share Rights, divided by (ii) the Fair Market Value per Share on the Grant Date. In determining the number of Deferred Share Rights, any fraction of a Deferred Share Right will be rounded to the next lowest whole number of Deferred Share Rights.

        (e)     Nature of Deferred Share Rights.   Each Deferred Share Right constitutes the right to receive one Share of Common Stock on the earlier of (i) the Participant’s Separation from Service (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the six-month anniversary of such Separation from Service), death or Disability and (ii) a specified date at least three years after the date of such deferral election (in either case, the “Deferral Termination Date”). Pursuant to the Election Form, the Participant will elect whether the Shares will be (A) issued within 30 days after the Deferral Termination Date or (B) issued in approximately equal annual installments of Shares over a period of three, five or seven years (as the Participant may elect) after the Deferral Termination Date, each such annual issuance to be made within 30 days after the anniversary of the Deferral Termination Date (the date of such issuance, whether pursuant to subsection (A) or (B), the “Payment Date”). For bookkeeping purposes, any amounts which the Participant elects to receive in the form of Deferred Share Rights, and any Distributions credited in accordance with Section 6(f), shall be transferred to and held in individual deferral accounts. Shares will be issued in respect of Deferred Share Rights on the Payment Date, at which time the Company agrees to issue Shares of Common Stock to the Participant. The Participant will have no rights as a stockholder with respect to the Deferred Share Rights, and the Deferred Share Rights will be unsecured.

        (f)     Dividend Equivalents.   If any dividends or other rights or distributions of any kind (“Distributions”) are distributed to holders of Common Stock during the period between the applicable Grant Date and the Payment Date (the “Deferral Period”), an amount (the “Credited Distribution”) shall be credited to the Participant’s account equal to the product of (i) the number of Deferred Share Rights credited to a Participant’s deferral account as of the date of the Distribution and (ii) the per Share cash value of such Distributions on their distribution date. The Credited Distribution shall be credited to the Participant’s account by adding to the balance of such account a number of Shares equal to (A) the amount of the Credited Distribution divided by (B) the Fair Market Value of a Share on the date of the applicable Distribution. Credited Distributions shall be settled in Shares at the same time as the original Deferred Share Rights with respect to which the Credited Distributions were made.

        (g)     Transferability of Deferred Share Rights.   No Deferred Share Rights shall be assignable or transferable by the Participant other than by will or the laws of descent and distribution. No right or interest in the Deferred Share Rights shall be subject to liability for the debts, contracts or engagements of the Participant or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 6(g) shall prevent transfers by will or by the applicable laws of descent and distribution.

        (h)     Unforeseeable Emergency.   The Board may accelerate the payment in Shares of all or a portion of a Participant’s Deferred Share Rights on account of his or her Unforeseeable Emergency. For purposes of this Plan, “Unforeseeable Emergency,” as determined by the Board in its sole discretion on the basis of all relevant facts and circumstances and in accordance with the following standards, shall have the meaning given that term under Section 409A of the Code and regulations promulgated thereunder, including without limitation Treasury Regulation § 1.409A-3(i)(3). Distributions due to Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy such Unforeseeable Emergency. The financial need of a Participant shall not constitute an Unforeseeable Emergency unless the amount reasonably necessary to satisfy such Unforeseeable Emergency is at least $500,000, or the entire value of the principal amount of the Participant’s Deferred Share Rights.

        (i)     Funding.   Deferred Share Rights shall be paid from the general assets of the Company or as otherwise directed by the Company. To the extent that any Participant acquires the right to receive Deferred Share Rights under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

        (j)     Designation of Beneficiary.   All amounts or Shares payable under the Plan shall be paid to the appropriate Participant; provided, however, that a Participant may, by written instruction during the Participant’s lifetime on a form prescribed by Executive Compensation, designate one or more primary beneficiaries to receive the amount or Shares payable hereunder following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Committee prior to the Participant’s death shall control. A beneficiary designation shall not be considered effective unless made on a form prescribed by Executive Compensation which is delivered to Executive Compensation. If any Participant shall fail to designate a beneficiary or shall designate a beneficiary who shall fail to survive the Participant, the beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the beneficiary shall be the Participant’s estate.

        7.    Prorated Grants.   If on any date, Shares of Common Stock are not available under the Plan to grant to any Non-Employee Director the full amount of a grant of Deferred Share Rights contemplated by the Plan, then each such director shall receive an award of Deferred Share Rights equal to the number of Shares of Common Stock then available under the Plan divided by the number of Deferred Share Rights that would otherwise be granted pursuant to the Plan. Fractional Shares shall be ignored and not granted. Any shortfall resulting from such proration shall be paid in the form of cash.

        8.     Stock Ownership Guidelines.   Each Non-Employee Director is expected to have or acquire a minimum number of Shares of Common Stock (such minimum number is shown on Exhibit A, as adjusted from time to time by the Board).

        9.     Adjustments.

        (a)     Notwithstanding any other term of this Plan, in the event that the Committee determines that any Distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards hereunder, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of shares (or other securities or property) which may be granted under the Plan (including, but not limited to, adjustments of the maximum number and kind of securities which may be issued).

        (b)     Notwithstanding any other provision of this Plan, in the event of any corporate transaction or event described in paragraph (a) which results in Shares being exchanged for or converted into cash, securities or other property (including securities of another corporation), all Deferred Share Rights granted under Section 6 shall become the right to receive such cash, securities or other property on the earlier of (i) the applicable Payment Date and (ii) an event that is a “change in control event” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

        (c)     The number of Shares finally granted under this Plan shall always be rounded to the next lowest whole Share, subject to availability of Shares under Section 4. Any fractional Shares that would otherwise be deliverable shall be paid in cash in an amount equal to the Fair Market Value of such fractional share.

        (d)     Any decision of the Committee pursuant to the terms of this Section 9 shall be final, binding and conclusive upon the Participants, the Company and all other interested parties.

        10.     Amendment.   The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval (but subject to the provisions herein requiring the consent of Participants for certain amendments); provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of any securities exchange on which the Common Stock is then listed or traded, then such amendment shall be subject to stockholder approval. No termination, modification or amendment of the Plan (other than an automatic amendment pursuant to the terms of the Plan) may, without the consent of a Participant, adversely affect a Participant’s rights under an award granted prior thereto. Notwithstanding any other provision of this Plan, no termination, modification or amendment of the Plan may be made if such termination, modification or amendment would result in the imposition of taxes or penalties pursuant to Section 409A of the Code.

        11.     Responsibility for Investment Choices.   Each Participant is solely responsible for any decision to receive an Annual Retainer in the form of Deferred Share Rights and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to receive in the form of Deferred Share Rights.

        12.     Indemnification.   Each person who is or has been a member of the Committee or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Committee, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

        The Committee and the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company, the Committee or the Board in connection with the Plan.

        13.     Duration of the Plan. The Plan shall remain in effect until the annual meeting of the Company’s stockholders held in 2009, unless terminated earlier by the Board in accordance with Section 10 hereof.

        14.     Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

        The foregoing is hereby acknowledged as being the Unum Group Non-Employee Director Compensation Plan of 2004 as amended and restated by the Board of Directors of the Company on December [__], 2008.

UNUM GROUP

By:
Its:

EXHIBIT A

RETAINERS, FEES AND SHARE OWNERSHIP GUIDELINES

Base Annual Retainer

Capacity of Service	Annual Amount	Payment Schedule
Non-Employee Director	$80,000	annually

Supplemental Annual Retainers

Capacity of Service	Annual Amount	Payment Schedule

Chair or Co-Chair of the Board	$160,000	quarterly
Chair of Audit Committee	$15,000	annually
Chair of Human Capital Committee	$7,500	annually
Chair of Finance Committee	$7,500	annually
Chair of Governance Committee	$7,500	annually
Chair of Regulatory Compliance Committee	$7,500	annually

Meeting Fees

Type of Meeting	Meeting Fee*	Payment Schedule

Any Board or Committee meeting held in person (whether regularly scheduled or specially called)	$2,000	quarterly in arrears

Any Board or Committee meeting held by conference call (whether regularly scheduled or specially called)	$500	quarterly in arrears

*A separate meeting fee is paid for each meeting attended, whether or not held on the same day. A single meeting fee is paid for a single meeting that covers more than one day.

Special Project Fees

Project	Fee	Payment Schedule

Special project undertaken at the request of the Board in his or her capacity as a Non-Employee Director	Upto $ 1,000 per day	Upon completion of project

Minimum Stock Ownership Guidelines: Shares with a value equal to the amount that is three times the Annual Base Retainer for the applicable Plan Year. Once the guideline level has been achieved, the Non-Employee Director is expected to hold such number of Shares until the termination of his or her service on the Board.